Exhibit 21.1

Kinetic Concepts, Inc.
List of Subsidiaries
December 31, 2009

Name	State or Other Jurisdiction of Incorporation or Organization

KCI Medical Australia PTY Ltd.	Australia
KCI Austria GmbH	Austria
KCI Medical Belgium BVBA	Belgium
KCI Polymedics	Belgium
KCI Medical Canada Inc.	Canada
LifeCell Canada Inc.	Canada
KCI APAC Holdings Ltd	Cayman Islands
KCI Medical Holding Unlimited	Cayman Islands
KCI MS Unlimited	Cayman Islands
KCI Medical (China) Co., Ltd.	China
KCI USA, Inc.	Delaware
KCI Licensing, Inc.	Delaware
KCI Holding Co., Inc.	Delaware
KCI Real Holdings, L.L.C.	Delaware
KCI USA Real Holdings, L.L.C.	Delaware
KCI International Holdings Company, Inc.	Delaware
KCII Holdings, L.L.C.	Delaware
KCI International, Inc.	Delaware
KCI Home Medical, Inc.	Delaware
LifeCell Corporation	Delaware
KCI Medical ApS	Denmark
KCI Medical Middle East & Africa FZE	Dubai
Laboratoire KCI Médical	France
KCI Medical Holdings GmbH	Germany
KCI Medizinprodukte GmbH	Germany
KCI Hong Kong Holding Limited	Hong Kong
KCI Medical Limited	Ireland
KCI Manufacturing	Ireland
KCI Medical Resources	Ireland
KCI Medical S.r.l.	Italy
KCI KK	Japan
Medical Holdings Limited	Malta
KCI Europe Holding B.V.	The Netherlands
KCI Medical B.V.	The Netherlands
KCI New Zealand Unlimited	New Zealand
KCI Medical AS	Norway
KCI Medical Puerto Rico, Inc.	Puerto Rico
KCI Medical Asia Pte. Ltd.	Singapore
KCI Medical South Africa (Proprietary) Limited	South Africa
KCI Clinic Spain, S.L.	Spain
KCI Medical AB	Sweden
KCI Medical GmbH	Switzerland
KCI Real Properties Ltd	Texas
KCI Properties Ltd	Texas
The Kinetic Concepts Foundation	Texas
KCI Medical UK Ltd	United Kingdom
KCI Medical Limited	United Kingdom
KCI UK Holdings Limited	United Kingdom
KCI Medical Products (UK) Limited	United Kingdom